Exhibit 10.45

THE ROCKWOOD SPECIALTIES INC.

MONEY PURCHASE PENSION PLAN

As Amended and Restated Effective as of January 1, 2008

(Except as otherwise Provided)

1

i

1.41	Spousal Consent	9
1.42	Spouse	9
1.43	Surviving Spouse	9
1.44	Termination of Employment	9
1.45	Trust	10
1.46	Trust Agreement	10
1.47	Trustee	10
1.48	Valuation Date	10
1.49	Vesting Service	10
1.50	Year of Service	10

ARTICLE II		11
2.1	Admission as a Participant	11
2.2	Rehired Employees	11
2.3	Termination of Participation	12

ARTICLE III CONTRIBUTIONS		13
3.1	Employer Contributions	13
3.2	Participant Contributions	13
3.3	Timing of Contributions	13
3.4	Forfeitures	14
3.5	Limitation on Allocations	14
3.6	[Reserved]	16
3.7	Return of Employer Contributions Under Special Circumstances	16
3.8	Contributions Conditioned on Deductibility	17

ARTICLE IV ACCOUNTS, INVESTMENTS AND ALLOCATIONS		18
4.1	Establishment of Participant Accounts	18
4.2	Investment of Funds	18
4.3	Allocation of Earnings to Accounts	18
4.4	Allocation Report	18
4.5	Allocation Corrections	18

ARTICLE V VESTING AND TOP-HEAVY PROVISIONS		19
5.1	Determination of Vesting	19
5.2	Rules for Crediting Vesting Service	19
5.3	Rules for Crediting; Service Upon Termination of Employment	20
5.4	Top-Heavy Provisions	21

ARTICLE VI AMOUNT AND PAYMENT OF BENEFITS TO PARTICIPANTS,		25
6.1	Termination of Employment	25
6.2	Age 70-1/2 Distributions	26
6.3	No In-Service Withdrawals or Loans	26
6.4	Minimum Required Distributions	26

ARTICLE VII FORMS OF PAYMENT OF ACCOUNTS		31
7.1	Methods of Distribution	31

7.2	Election of Optional Forms	31
7.3	Direct Rollovers	33

ARTICLE VIII DEATH BENEFITS		34
8.1	Payment of Account Balances	34
8.2	Beneficiary	34
8.3	Required Commencement	35

ARTICLE IX FIDUCIARIES		36
9.1	Named Fiduciaries	36
9.2	Employment of Advisers	36
9.3	Multiple Fiduciary Capacities	36
9.4	Payment of Expenses	36
9.5	Indemnification	36

ARTICLE X TRUSTEE AND TRUST FUND		38
10.1	Establishment of Trust	38
10.2	Powers and Duties of the Trustee	38
10.3	Exclusive Benefit	38
10.4	Delegation of Responsibility	38

ARTICLE XI PLAN ADMINISTRATION		39
11.1	The Administrative Committee	39
11.2	Administrative Committee Powers and Duties	39
11.3	Claims Procedure	40
11.4	Delegation of Responsibility	42

ARTICLE XII MANAGEMENT, CONTROL AND INVESTMENT OF PLAN ASSETS		43
12.1	Investment Funds	43
12.2	Valuation of Accounts	43
12.3	Investment in Insurance Contract	43
12.4	The Investment Manager	43
12.5	Compensation	44

ARTICLE XIII PLAN AMENDMENT OR TERMINATION		45
13.1	Plan Amendment	45
13.2	Limitations of Plan Amendment	45
13.3	Right of the Company to Terminate Plan	45
13.4	Effect of Partial or Complete Termination	46

ARTICLE XIV MISCELLANEOUS PROVISIONS		47
14.1	Plan Not a Contract of Employment	47
14.2	Source of Benefits	47
14.3	Benefits Not Assignable	47
14.4	Domestic Relations Orders	47
14.5	Benefits Payable to Minors, Incompetents and Others	47
14.6	Merger or Transfer of Assets	48

14.7	Participation in the Plan by an Affiliate	48
14.8	Action by the Company or a Participating Affiliate	48
14.9	Provision of Information	48
14.10	Notice of Address	49
14.11	Controlling Law	49
14.12	Military Service	49
14.13	Conditional Adoption	49
14.14	Word Usage and Article and Section References	49
14.15	Effect of Mistake	49

INTRODUCTION

Effective as of January 1, 1989, Laporte Inc. established The Laporte Inc. Money Purchase Pension Plan (the “Plan”). The Plan was amended from time to time for administrative reasons, to reflect changes in the Laporte Inc. corporate structure, and to comply with changes in relevant law.

The Plan was amended and restated effective as of January 1, 1997 (except where otherwise indicated), to comply with the Uruguay Round Agreements Act (“GATT”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Small Business Job Protection Act of 1996 (“SBJPA”), the Taxpayer Relief Act of 1997 (“TRA ‘97”), the Internal Revenue Service Restructuring and Reform Act of 1998 (“RRA ‘98”) and the Community Renewal Tax Relief Act of 2000 (“CRA”) (collectively known as “GUST”), and other changes in applicable law. Effective as of March 1, 2001, the Plan name was changed to The Rockwood Specialties Inc. Money Pension Plan to reflect the acquisition of Laporte Inc. by Rockwood Specialties Inc. (the “Company”). This Plan, was amended and restated effective as of January 1, 1997 (except where otherwise indicated) to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), and is intended as good faith compliance with the requirements of EGTRRA and is to be construed in accordance with EGTRRA and any guidance issued thereunder. The Plan is hereby amended and restated effective as of January 1, 2008 to incorporate all effective prior amendments since the Plan’s last amendment and restatement, and to reflect applicable legislative changes, including changes under the Pension Protection Act of 2006, changes under EGTRRA, and the final regulations under Code Section 415.

The Company intends that this Plan and related Trust qualify under all applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each of the terms of this Plan and Trust shall be so interpreted.

The benefits provided under the Plan to any participant who terminates Employment, retires or dies while employed by the Company or any Affiliate thereof shall be determined in accordance with the provisions of the Plan as in effect on the date of such Termination of Employment, unless such person is thereafter reemployed and again becomes a Participant in the Plan.

ARTICLE I

DEFINITIONS

Each of the following terms shall have the meaning set forth in this Article I for purposes of this Plan:

1.1                                 Account  shall mean the separate account established and maintained for each Participant pursuant to Section 4.1.

1.2                                 Account Balance  shall mean the value of a Participant’s Account determined as of the applicable Valuation Date.

1.3                                 Administrative Committee  shall mean the committee appointed pursuant to, and having the responsibilities specified in, Article XI of the Plan.

1.4                                 Affiliate  shall mean any corporation or unincorporated trade or business (other than the Company) while it is: (a) a member of a controlled group of corporations (within the meaning of Code Section 414(b)) of which the Company is a member; (b) a trade or business under “common control” (within the meaning of Code Section 414(c)) with the Company; (c) a member of an “affiliated service group” (within the meaning of Code Section 414(m)) which includes the Company; or (d) any other entity required to be aggregated with the Company under Code Section 414(o).

Notwithstanding the foregoing, for purposes of applying Code Section 414 (b) and (c) to Code Section 415, the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in Code Section 1563(a)(1).

1.5                                 Annuity Contract  shall mean an individual or group annuity contract issued by an insurance company providing periodic benefits, whether fixed, variable or both, the benefits or value of which a Participant or Beneficiary cannot transfer, sell, assign, discount, or pledge as collateral for a loan or as security for the performance of an obligation, or for any other purpose, to any person other than the issuer thereof. The terms of any Annuity Contract distributed by the Plan to a Participant or Beneficiary shall comply with the terms of this Plan.

1.6                                 Beneficiary  shall mean the person or persons entitled to receive any payment of benefits from the Plan upon a Participant’s death, as determined in accordance with Section 8.2.

1.7                                 Benefit Commencement Date  shall mean the first day of the first period for which an annuity benefit is payable to the Participant under the Plan or, if a Participant’s benefit is not payable in the form of an annuity, the first day on which all events have occurred that entitle the Participant to receive his or her benefit.

1.8                                 Break-in-Service  shall mean a one-year period of severance determined on the basis of a 12-consecutive-month period beginning on the severance from service date and ending on the first anniversary of such date, provided that the Employee during such 12-consecutive-month period does not perform an hour of service (within the meaning of Section 2530.200b-2(a)(1) of the U.S. Department of Labor Regulations) for the Employer; provided, however, (a) if an

Employee severs from service as a result of quit, discharge or retirement and then returns to service within 12 months, the period of severance shall be deemed a period of service, and (b) if an Employee is absent from service for any reason other than quit, discharge, retirement or death and during the absence a quit, discharge or retirement occurs, the period of time between the severance from service date (i.e., the date of quit, discharge or retirement) and the first anniversary of the date on which the employee was first absent shall be taken in account, if the employee returns to service on or before such first anniversary date.

Solely for purposes of determining whether a Break-in-Service has occurred, an Employee who is absent from work for any period by reason of the (a) pregnancy of the Employee (b) the birth of a child of the Employee, (c) the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (d) caring for such child for a period beginning immediately following such birth or placement, shall be credited with a sufficient Period of Service to prevent a Break-in-Service; provided, however, the Employee shall have a Severance from Service Date which is the second anniversary of the first day of such absence if the Employee is absent from service beyond the first anniversary of the first day of such absence. The period between the first and second anniversaries of the first day of absence from work shall not be deemed a period of service nor a period of severance.

An Employee who is reemployed and is subject to reemployment under the Uniformed Services Reemployment Rights Act of 1994 (“USERRA”) shall not be treated as having incurred a Break in Service by reason of the individual’s period of qualified military service as defined in USERRA.

For purposes of this Section 1.8, a “severance from service” shall occur on the earlier of (a) the date on which an Employee quits, retires, is discharged or dies, or (ii) the first anniversary of the first date of a period in which an Employee remains absent from service (with or without pay) with the Employer for any reason other than quit, retirement, discharge or death, such as vacation, holiday, sickness, disability, leave of absence or layoff.

1.9                                 Code  shall mean the Internal Revenue Code of 1986, as now in effect or as amended from time to time. A reference to a specific provision of the Code shall include such provision, any successor provision, and any applicable regulations pertaining thereto.

1.10                           Company  shall mean Rockwood Specialties Inc. or any successor legal entity.

1.11                           Compensation  shall mean all remuneration for services rendered paid by the Employer to an Employee, including, without limitation, bonuses, overtime and commissions, but excluding amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee to the extent that at the time of payment it is reasonable to believe such amounts are deductible by the Employee under Code Section 217, the value of any non-qualified stock option granted to a Highly Compensated Employee by the Employer, amounts paid to a Highly Compensated Employee to enable such Employee to pay taxes on certain items of compensation received from the Employer, and items which be excluded from the definition of “compensation” within the meaning of Treas. Reg. Section 1.415-2(d)(3).  Compensation includes compensation which is not currently includible in the Participant’s gross income by reason of the application of Code Section 125, Code Section 402(e)(3) or Code Section 402(h)(1)(B). Effective as of January 1,

2001, Compensation shall also include amounts includible in the Employee’s gross income by reason of the application of Code Section 132(f).

Notwithstanding the foregoing, the Compensation taken into account for an Employee for any Plan Year shall not exceed $150,000, as adjusted pursuant to Code Section 401(a)(17) (the “Code Section 401(a)(17) limitation”). For the 2001 Plan Year, the Code Section 401(a)(17) limitation is $170,000. Effective for Plan Years beginning after December 31, 2001, Compensation taken into account for an Employee for a Plan Year shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code.

Effective for January 1, 2008, Limitation Compensation shall also include Post-Severance Compensation.  “Post-Severance Compensation” means, for Limitation Years that begin on or after January 1, 2008, the following amount(s) that would have been included in the definition of Limitation Compensation if the amounts were paid prior to the Employee’s Severance from Service Date from employment with the Employer, provided such amount(s) are paid to the Employee by the later of 2½ months after the Employee’s Severance from Service Date from employment with the Employer or the end of the Limitation Year that includes the Severance from Service Date from employment with the Employer:

(i)            The payment is regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses, or other similar payments; and

(ii)           The payment would have been paid to the Employee prior to a Severance from Service Date from employment if the Employee had continued in employment with the Employer.

Post-Severance Compensation shall also include:

(i)            Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment had continued; or

(ii)           Received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer and only to that the payment is includible in the Employee’s gross income.

Any other payment that is not described shall not be considered Post-Severance Compensation if paid after the Severance from Service Date from employment with the Employer, even if paid within the time period described above. Accordingly, Post-Severance Compensation shall not include severance pay, or parachute payments within the meaning of Code Section 280G(b)(2), if they are paid after the Severance from Service Date from employment with the Employer, and shall not include post-severance payments under a non-qualified unfunded deferred compensation plan unless the payments would have been paid at that time without regard to the severance from employment.

1.12         Defined Benefit Plan  shall mean any plan of the type defined in Code Section 414(j) maintained by the Company or an Affiliate.

1.13         Defined Contribution Plan  shall mean any plan of the type defined in Code Section 414(i) maintained by the Company or an Affiliate.

1.14         Disability  shall mean a Participant’s total and permanent inability to meet the requirements of the Participant’s customary employment in a satisfactory manner by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; provided, however, that such disability:

(a)           was not contracted, suffered, or incurred while the Participant was engaged in, or did not result from his or her having engaged in, a criminal enterprise; or

(b)           was not sustained while the Participant was employed by anyone other than the Company or an Affiliate. A Participant shall not be considered to have a Disability unless he or she furnishes proof of the existence of such Disability to the Administrative Committee in the form and manner, and at such time, as the Administrative Committee may request.

1.15         Effective Date  shall mean January 1, 2008.

1.16         Eligible Employee  shall mean all Employees of the Employer other than: (a) Employees included in a unit of employees covered by a collective bargaining agreement between the Employer and an employee representative (not including any organization more than half of whose members are owners, officers or executives of the Employer) in the negotiation of which retirement benefits were the subject of good faith bargaining, unless such bargaining agreement specifically provides for participation in the Plan; (b) Leased Employees and other individuals providing services to the Employer pursuant to an agreement between the Employer and a third party, even if they are not “leased employees” under Code Section 414(n); (c) “seconded employees” who participate in any non-United States pension plan sponsored by the Company or any Affiliate; (d) individuals providing services pursuant to contracts designating them as independent contractors or consultants, or individuals designated by the Employer as independent contractors or consultants; and (e) any other individual who is compensated, directly or indirectly, by the Employer and with respect to whom such compensation is not treated by the Employer at the time of payment as being subject to statutorily required payroll tax withholding, such as withholding of federal and/or state income tax and/or withholding of the Employee’s share of Social Security tax, provided that statutorily required backup withholding shall not be considered to be payroll tax withholding. The foregoing exclusions from the definition of “Eligible Employee” shall apply notwithstanding any contrary determination of employee status by any court or governmental agency including, but not limited to, the Internal Revenue Service or the Department of Labor.

Effective July 31, 2004, an employee of the Sachtleben Company shall become an Eligible Employee under the Plan in accordance with this Section 1.16 and shall be eligible to participate in the Plan in accordance with Section 2.1.

Effective January 1, 2005, an employee of Oakite Products, Inc. shall become an Eligible Employee under the Plan in accordance with this Section 1.16 of the Plan and shall be eligible to participate in the Plan in accordance with Section 2.1.

Effective January 1, 2007, an employee of Chemetall Foote Corp. and an employee of CeramTec North America Innovative Ceramic Engineering Corporation shall become an Eligible Employee under the Plan in accordance with Section 1.16 of the Plan and shall be eligible to participate in the Plan in accordance with Section 2.1.

1.17         Employee  shall mean any person in an employee-employer relationship with the Company or an Affiliate and shall include Leased Employees. Notwithstanding the foregoing, if such Leased Employees do not constitute more than 20% of the nonhighly compensated work force, within the meaning of Code Section 414(n)(5)(C)(ii), of the Company and its Affiliates, the term “Employee” shall not include those Leased Employees covered by a plan described in Code Section 414(n)(5).

1.18         Employer  shall mean the Company and each Participating Affiliate in the Plan pursuant to Section 14.7.

1.19         Employer Contributions  shall mean any contribution to the Plan made by the Employer and allocated to a Participant’s Account in accordance with Section 3.1.

1.20         Employment  shall mean services performed for the Company or an Affiliate.

1.21         Employment Commencement Date  shall mean the date on which an Employee first performs an Hour of Service.

1.22         Entry Date  shall mean the first day of every calendar month.

1.23         ERISA  shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to a specific provision of ERISA shall include such provision, any successor provision and any applicable regulation pertaining thereto.

1.24         Highly Compensated Employee  shall mean, with respect to any Plan Year, an Employee who performs services for the Company or any Affiliate during the Plan Year, and:

(a)           was a 5% owner (as defined in Code Section 414(q)(2)) during the Plan Year or the preceding Plan Year; or

(b)           had compensation (as defined in Code Section 415(c)(3)) in excess of $80,000, as adjusted in accordance with Code Section 415(d), for the preceding Plan Year and was in the top-paid group of employees for such preceding Plan Year. The top-paid group of employees is the group consisting of the top 20% of employees when ranked on the basis of compensation.

A former Employee shall be treated as a Highly Compensated Employee if such Employee was a Highly Compensated Employee when he or she separated from service or at any time after attaining age 55.

The determination of who is a Highly Compensated Employee shall be made in accordance with Code Section 414(q).

1.25         Hour of Service  shall mean service credited in accordance with the elapsed time method under Treas. Reg §1.410(a)-7.  Accordingly, for purposes of the Employee’s rights with respect to eligibility to participate, vesting and benefit accrual, the Plan shall credit the period of time which elapses while the Employee is employed (i.e., while the employment relationship exists) with the Employer, regardless of the actual number of hours he or she completes during such period. An Employee’s service shall be taken into account for purposes of eligibility to participate and vesting as of the date he or she first performs an hour of service within the meaning of Treas. Reg. §2530.200b-2(a)(1) for the Employer. Service shall be taken into account for the period of time from the date the Employee first performs such an hour of service until the date he or she severs from service with the Employer.

The date an Employee severs from service shall be the earlier of the date the Employee quits, is discharged, retires or dies, or the first anniversary of the date the employee is absent from service for any other reason (e.g., disability, vacation, leave of absence, layoff, etc.). If an Employee is granted a leave of absence (and if no intervening event occurs), the Severance from Service Date shall occur one year after the date the Employee was first absent on leave, and this one year of absence shall be taken into account as service for the Employee. A quit, discharge, retirement or death within the year after the beginning of an absence for any other reason shall result in an immediate severance from service.

For purposes of eligibility to participate and vesting, an Employee who has severed from service by reason of a quit, discharge or retirement may be entitled to have a period of time of 12 months or less taken into account by the Employer if the Employee returns to service within a certain period of time and performs an hour of service within the meaning of Treas. Reg. §2530.200b-2(a)(1). In general, the period of time during which the Employee must return to service shall begin on the date the Employee severs from service as a result of a quit, discharge or retirement and ends on the first anniversary of such date. However, if the Employee is absent for any other reason (e.g., layoff) and then quits, is discharged or retires, the period of time during which the Employee may return and receive credit shall begin on the Severance from Service Date and end one year after the first day of absence (e.g., first day of layoff). A severance from service (e.g., a quit), or an absence (e.g., layoff) followed by a severance from service, shall not result in a period of time of more than one year being required to be taken into account after an Employee severs from service or is absent from service.

For purposes of benefit accrual, an Employee shall be entitled to have his or her service taken into account from the date he or she begins to participate in the Plan until the Severance from Service Date. Periods of severance under any circumstances are not required to be taken into account.

Prior to January 1, 2002, an Hour of Service was determined under the general method of crediting service for an Employee under Treas. Reg. §2530.200b-2 (i.e., actual counting of hours of service during the applicable 12-consecutive-month computation period), and/or the equivalencies set forth in Treas. Reg. §2530.200b-3. Accordingly, an Employee received a year’s credit (in units of years of service or years of participation) for a computation period during which the Employee was credited with a specified number of hours of service. An Employee’s rights with respect to eligibility to participate, vesting and benefit accrual was determined by totaling the number of years’ credit to which an Employee was entitled.

1.26         Investment Fund  shall mean an investment fund, if any, in which the Trust may be invested pursuant to Section 12.1.

1.27         Investment Manager  shall mean any person appointed pursuant to Section 12.4 having the power to direct the investment of assets in accordance with that Section.

1.28         Leased Employee  shall mean, pursuant to Code Section 414(n), any person who is not a common law employee of the Company or an Affiliate and who provides services to the Company or an Affiliate if

(a)           Such services are provided pursuant to an agreement between the Company or the Affiliate and any other person (called a “leasing company”);

(b)           Such person has performed such services for the Company or the Affiliate on a substantially full-time basis for a period of at least one year; and

(c)           Such services are performed under primary direction or control by the Company or the Affiliate.

1.29         Leave of Absence  shall mean a leave granted by the Employer or an Affiliate in accordance with its standard personnel policies applied in a nondiscriminatory manner to all Employees similarly situated. Leave of Absence shall also include an unpaid leave under the Family and Medical Leave Act of 1993.

1.30         Normal Retirement Age  shall mean age 65.

1.31         Participant  shall mean an Employee who has commenced, but not terminated, participation in the Plan as provided in Article II.

1.32         Participating Affiliate  shall mean any Affiliate which has duly adopted the Plan with the consent of the Company and has not withdrawn therefrom.

1.33         Period of Service  shall mean a period beginning on an Employee’s Employment Commencement Date and ending on the Employee’s Severance from Service Date.

1.34         Period of Severance  shall mean a period beginning on an Employee’s Severance from Service Date and ending on the date the Employee earns an Hour of Service.

1.35         Plan  shall mean The Rockwood Specialties Inc. Money Purchase Pension Plan and any amendments thereto.

1.36         Plan Year  shall mean the calendar year.

1.37         Qualified Joint and Survivor Annuity  shall mean an Annuity Contract purchased from an insurance company with a Participant’s distribution amount which is payable for the life of the Participant with a survivor annuity continuing after the Participant’s death to the Participant’s Surviving Spouse for the Surviving Spouse’s life in an amount which is equal to 50% of the amount of the annuity payable to the Participant.

1.38         Qualified Pre-Retirement Survivor Annuity  shall mean an Annuity Contract purchased from an insurance company with a Participant’s vested Account Balance providing level monthly benefits for the lifetime of the Participant’s Surviving Spouse.

1.39         Reduction in Force  shall mean the reduction of an Employer’s workforce due to a voluntary or involuntary Termination of Employment where the Participant is eligible to receive severance pay and/or severance benefits under an employment termination program or severance plan, program or arrangement offered by an Employer to at least 5 Participants within a period not exceeding 6 months.

1.40         Severance from Service Date  shall mean the earlier of (a) the date the Employee quits, retires, is discharged, or dies, or (b) the first anniversary of the first date of a period in which an Employee is absent for any other reason; provided, however, that an Employee shall not experience a Severance from Service Date while the Employee is on lay-off or Leave of Absence if the Employee returns to Employment immediately following the end of the lay-off or Leave of Absence. If the Employee does not return to Employment immediately following the end of the lay-off or Leave of Absence, such Employee shall be deemed to have had a Severance from Service Date as of his first day of absence due to lay-off or Leave of Absence.

1.41         Spousal Consent  shall mean the written consent of a Participant’s Surviving Spouse to an election or designation by the Participant under the Plan. Such consent shall acknowledge the effect of the Participant’s election or designation, shall specify the alternate Beneficiary or form of benefit (if not a general consent), as applicable, and shall be witnessed by either a representative of the Administrative Committee or a notary public Spousal Consent shall not be necessary if the Participant establishes to the satisfaction of the Administrative Committee that he or she has no Spouse, his or her Spouse cannot be located or such other circumstances exist as the Administrative Committee may, in accordance with applicable regulations, deem appropriate to waive the requirement of Spousal Consent. Spousal Consent, once given, may be revoked only with the consent of the Participant. Spousal Consent shall be valid and binding only with respect to the Spouse who gave the consent.

1.42         Spouse  shall mean the person legally married to a Participant.

1.43         Surviving Spouse  shall mean the Spouse of a Participant on the earlier of

(a)           the date of the Participant’s death; or

(b)           the Participant’s Benefit Commencement Date.

1.44         Termination of Employment  shall mean the voluntary or involuntary severance of Employment.

1.45         Trust  shall mean the trust established under the Plan in which Plan assets are held.

1.46         Trust Agreement  shall mean the agreement between the Company and the Trustee with respect to the Trust.

1.47         Trustee  shall mean the person appointed as trustee pursuant to Article X, and any successor trustee.

1.48         Valuation Date  shall mean each business day or such other dates as may be specified by the Administrative Committee.

1.49         Vesting Service  shall mean the service credited to a Participant under Section 5.2 for purposes of determining the Participant’s vested percentage in his or her Account.

1.50         Year of Service  shall mean, in determining service to be taken into account for purposes of eligibility to participate, vesting and benefit accrual, each Period of Service unit which is 12-consecutive-months.  For purposes of eligibility to participate and vesting, the Period of Service shall run from the Employment Commencement Date (or re-Employment Commencement Date, as applicable) until the Severance from Service Date. For purposes of benefit accrual, a Period of Service shall run from the date that a Participant commences participation under the Plan until his or her Severance from Service Date. An Employee shall be credited with the period of time which runs during any absence from service (other than for reason of a quit, retirement, discharge or death) which is 12 months or less. Prior to January 1, 2002, an Hour of Service was determined under the general method of crediting service for an Employee under Treas. Reg. §2530.200b-2 (i.e., actual counting of hours of service during the applicable 12-consecutive-month computation period), and/or the equivalencies set forth in Treas. Reg. §2530.200b-3.

ARTICLE II

PARTICIPATION

2.1           Admission as a Participant

2.1.1        Each Eligible Employee who was a Participant in the Plan immediately prior to the Effective Date shall be a Participant in the Plan as of the Effective Date.

2.1.2        (a) each Eligible Employee not eligible to become a Participant under Section 2.1.1 above, shall become a Participant in the Plan on the Entry Date coinciding with or next following such Eligible Employee’s completion of a Period of Service of at least one month, provided he or she is an Eligible Employee on such date.  This paragraph shall be interpreted in accordance with the elapsed time method set forth in Treas. Reg. §1.410(a)-7.

(b)           Effective July 31, 2004, an Eligible Employee who is an employee of the Sachtleben Company shall be credited with his or her prior service with the Sachtleben Company for eligibility purposes under the Plan.

(c)           Effective January 1, 2005, an Eligible Employee who is an employee of Oakite Products, Inc. shall be credited with his or her prior service with Oakite Products, Inc. for eligibility purposes under the Plan.

(d)           Effective January 1, 2007, an Eligible Employee who is an employee of Chemetall Foote Corp. and CeramTec North America Innovative Ceramic Engineering Corporation, shall be credited with his or her prior service with said companies for eligibility purposes under the Plan.

2.1.3        Notwithstanding Section 2.1.2 above, the Employer may, in its discretion, provide an earlier Entry Date or grant past service credit for eligibility purposes to individuals who become Employees through an acquisition of assets or an entity by the Company or Affiliate or through a merger or consolidation of an entity with or into the Company or an Affiliate or any other similar transaction; provided, however, that any such provision shall be subject to the nondiscrimination requirements of Code Section 401(a)(4).

2.1.4        An Eligible Employee who has attained his or her Normal Retirement Age and who continues as an Eligible Employee shall continue to be eligible to actively participate in the Plan until his or her actual retirement.  Participation shall terminate as provided in Section 2.3.

2.2           Rehired Employees

2.2.1        An Employee who has a Termination of Employment before earning a vested interest in his or her Account Balance and who again becomes an Employee shall lose credit for his or her Periods of Service prior to such Termination of Employment if his or her Period of Severance equals or exceeds the greater of five years or his or her Periods of Service prior to such Termination of Employment. This paragraph shall be interpreted in accordance with the elapsed time method set forth in Treas. Reg. §1.410(a)-7.

2.2.2        If a Participant who has a Termination of Employment again becomes an Eligible Employee and his or her prior Years of Service (or Periods of Service) are not disregarded under Section 2.2.1, then he or she shall again become a Participant in the Plan as of the first date on which he or she again becomes an Eligible Employee.

2.2.3        A former Employee or Participant who has a Termination of Employment and whose prior Years of Service (or Periods of Service) are disregarded under Section 2.2.1 shall be treated as a new Employee.

2.2.4        A former Employee who has a Termination of Employment and subsequently performs an Hour of Service within 12 months of his or her Severance from Service Date, such Employee’s Period of Severance shall instead be included as part of his or her Period of Service for purposes of participation and vesting. This Section 2.2.4 shall be interpreted in accordance with the service spanning rules of the elapsed time method, as set forth in Treas. Reg. §4.10(a)-7.

2.3           Termination of Participation

An individual shall cease to be a Participant on the earliest of

(a)           payment to him or her or on his or her behalf of all vested benefits due to him or her under the Plan at a time when he or she is no longer eligible for any future contributions;

(b)           his or her Termination of Employment when he or she has no vested interest in his or her Account; or

(c)           his or her death.

ARTICLE III

CONTRIBUTIONS

3.1           Employer Contributions

3.1.1        Subject to the limitations of Sections 3.5 and 3.6, for each Plan Year, an Employer shall make an Employer Contribution (in an amount determined under Section 3.1.2) on behalf of each of Participant who was employed by it during the Plan Year and who:

(a)           is employed in “eligible employment” (as defined below) on the last day of the Plan Year and is credited with a Period of Service of at least 6 months during such Plan Year;

(b)           is on a Leave of Absence on the last day of the Plan Year, provided the Participant was employed in “eligible employment” immediately prior to such Leave of Absence;

(c)           died or became Disabled during the Plan Year at a time when he or she was employed in “eligible employment;” or

(d)           terminated Employment during the Plan Year on or after attainment of Normal Retirement Age at a time when he or she was employed in “eligible employment;”

(e)           effective as of January 1, 2007, is employed in “eligible employment” (as defined below) on the last day of the Plan Year and is credited with a Period of Service of at least one month during such Plan Year.

For purposes of this Section 3.1.1, “eligible employment” shall mean employment as an Eligible Employee or employment with an Affiliate that is not an Employer in a position under which the Employee would be an Eligible Employee if the Affiliate were an Employer.

3.1.2        The amount of the Employer Contribution made on behalf of any Participant who is eligible to receive an allocation shall be 3% of such Participant’s Compensation received from the Employer for that portion of the Plan Year during which he or she was a Participant.

3.2           Participant Contributions

No Participant contributions shall be required or permitted under the Plan.

3.3           Timing of Contributions

The Employer shall transfer Employer Contributions to the Trustee no later than the last day prescribed by law for the filing of the Employer’s federal income tax return (including extensions thereof) for the taxable year of the Employer which includes the last day of the Plan Year for which such contributions were made.

3.4           Forfeitures

Any forfeitures arising under the Plan shall be applied to reduce Employer Contributions.

3.5           Limitation on Allocations

3.5.1        As used in this Section 3.5 and in Section 3.6, each of the following terms shall have the meaning for that term set forth in this Section 3.5.1:

(a)           Annual Additions means, for each Participant, the sum of the following amounts credited to the Participant’s Account for the Limitation Year under this Plan or another Defined Contribution Plan maintained by an Employer:

(i)            Employer or Affiliate contributions;

(ii)           Employee contributions;

(iii)          forfeitures;

(iv)          amounts described in Code Sections 415(1)(1) and 419A(d)(2); and

(v)           allocations under a simplified employee pension.

Amounts attributable to rollover contributions or trust to trust transfers shall not be Annual Additions.

(b)           Defined Benefit Fraction means, for any Participant, the fraction (determined as of the last day of the Limitation Year) which shall have a numerator equal to the Projected Annual Benefit of the Participant under all Defined Benefit Plans and a denominator equal to the lesser of:

(i)            1.25 multiplied by the dollar limitation in effect under Code Section 415(b)(1)(A) for such Limitation Year; or

(ii)           1.4 multiplied by 100% of the Participant’s average Limitation Compensation for his or her high three years.

(c)           Defined Contribution Dollar Limitation means $30,000, as adjusted pursuant to Code Section 415(d). Effective for Limitation Years beginning after December 31, 2001, Defined Contribution Dollar Limitation means $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code.

(d)           Defined Contribution Fraction means, for any Participant, the fraction (determined as of the last day of the Limitation Year) which shall have a numerator equal to the sum of the Participant’s Annual Additions and a denominator equal to the sum of the lesser of the following amounts determined for such Limitation Year and for each prior Limitation Year for which the Participant was credited with a Year of Service:

(i)            1.25 multiplied by the dollar limitation in effect under Code Section 415(c)(1)(A) for such Limitation Year.

(ii)           35% of the Participant’s Limitation Compensation for such Limitation Year.

(e)           Excess Amount means the excess of the Participant’s Annual Additions for the Limitation Year involved over the Maximum Permissible Amount for that Limitation Year.

(f)            Limitation Compensation means an Employee’s compensation as determined pursuant to Code Section 415(c)(3). Limitation Compensation shall be subject to the adjusted dollar limitation under Code Section 401(a)(17). Effective for Plan Years beginning after December 31, 2001, Limitation Compensation for a Participant for a Plan Year shall not exceed $200,000, as adjusted.

(g)           Limitation Year means each 12-consecutive month period ending on the same last day as the Plan Year.

(h)           Maximum Permissible Amount means, for a Limitation Year and with respect to any Participant, the lesser of (i) the Defined Contribution Dollar Limitation, or (ii) 25% of the Participant’s Limitation Compensation for the Limitation Year (or 100% of the Participant’s Limitation Compensation for the Limitation Year, effective for Limitation Years beginning after December 31, 2001); provided, however, that the percentage of Limitation Compensation limit shall not apply to (A) any contribution for medical benefits (within the meaning of Code Section 419A(d)(2)) after Termination of Employment which is otherwise treated as an Annual Addition, or (B) an amount otherwise treated as an Annual Addition under Code Section 415(1)(1).

(i)            Projected Annual Benefit means the Participant’s annual benefit under a Defined Benefit Plan payable in the form of a straight life annuity computed on the assumptions that the Participant will remain employed until Normal Retirement Age (or his or her current age, if later) and that his or her Limitation Compensation will remain at its current level until that time.

3.5.2        The amount of Annual Additions which may be credited to the Participant’s Accounts for any Limitation Year shall not exceed the Maximum Permissible Amount. If the Employer contribution that would otherwise be made or allocated to the Participant’s Account would cause the Annual Additions on behalf of the Participant for the Limitation Year to exceed the Maximum Permissible Amount with respect to that Participant for the Limitation Year, the amount to be contributed or allocated will be reduced so that the Annual Additions on behalf of the Participant for the Limitation Year will equal such Maximum Permissible Amount.

(a)           Prior to determining the Participant’s actual Limitation Compensation for a Limitation Year, the Administrative Committee may determine the Maximum Permissible Amount for the Participant for the Limitation Year on the basis of a reasonable estimation of the Participant’s Limitation Compensation for that Limitation Year. Such estimated Limitation Compensation shall be uniformly determined for all Participants similarly situated.

(b)                                 As soon as is administratively feasible after the end of a Limitation Year, the Maximum Permissible Amount for the Limitation Year will be determined on the basis of the Participant’s actual Limitation Compensation for the Limitation Year.

(c)                                  If a Participant is credited with an Annual Addition under any other Defined Contribution Plan maintained by the Company or an Affiliate, before any Annual Addition is reduced under this Plan, Annual Additions to such other Defined Contribution Plan shall be reduced to bring all such Plans into conformity with Code Section 415(c).

(d)                                 If, as a result of the allocation of forfeitures, a reasonable error in estimating a Participant’s annual Limitation Compensation, a reasonable error in determining the amount of elective deferrals that may be made with respect to any Participant under the limits of Code Section 415, or under other limited facts and circumstances that the Commissioner of Internal Revenue finds justify the availability of the rules set forth in this Section 3.5.2(d), the Annual Additions under the Plan for a particular Participant would cause the limitations of Code Section 415 to be exceeded, then -

(i)            The Excess Amount in the Participant’s Account will be used to reduce Employer Contributions for such Participant in the next Limitation Year, and each succeeding Limitation Year if necessary.

(ii)           If, after the application of subparagraph (i), an Excess Amount still exists and the Participant is not covered by the Plan at the end of a Limitation Year, the Excess Amount will be held unallocated in a suspense account and applied to reduce Employer Contributions for all remaining Participants in the next Limitation Year, and each succeeding Limitation Year if necessary.

If a suspense account is in existence at any time during a particular Limitation Year, all amounts in the suspense account must be allocated and reallocated to Participants’ Accounts before any Employer contributions may be made to the Plan for that Limitation Year.

3.6                                 [Reserved]

3.7                                 Return of Employer Contributions Under Special Circumstances

Notwithstanding any provision of this Plan to the contrary, upon timely written demand by an Employer to the Trustee:

(a)           Any contribution made by the Employer under a mistake of fact shall be returned to the Employer by the Trustee within one year after the payment of the contribution.

(b)           Any contribution made by the Employer shall be returned to the Employer within one year after a current deduction for the contribution under Code Section 404 is disallowed by the Internal Revenue Service, but only to the extent disallowed.

(c)           Any contribution made by the Employer shall be returned to the Employer by the Trustee within one year after notification from the Internal Revenue Service following a timely application for determination as to initial qualification that the Plan is not a qualified plan.

Contributions returned to the Employer under (a) or (b) above shall be net of any investment losses but shall not include any earnings thereon.

3.8                                 Contributions Conditioned on Deductibility

All contributions made under the Plan are made on the condition that they are currently deductible under Code Section 404; provided, however, that no contributions shall be returned to the Employer except as provided in Section 3.7.

ARTICLE IV

ACCOUNTS, INVESTMENTS AND ALLOCATIONS

4.1                                 Establishment of Participant Accounts

The Administrative Committee shall establish and maintain an Account in the name of each Participant. The Administrative Committee shall credit or cause to be credited all Employer Contributions allocable to the Participant, and any earnings, losses and expenses attributable thereto, to the Participant’s Account.

The maintenance of separate Accounts under this Section 4.1 is for accounting purposes only, and a physical segregation of assets of the Trust to each separate Account shall not be required. Any distribution to a Participant or Beneficiary shall be charged to the Participant’s Account in accordance with procedures established by the Administrative Committee.

4.2                                 Investment of Funds

If Investment Funds are established pursuant to Section 12.1, then the contributions and Account Balance of a Participant or the Account Balance of a Beneficiary of a deceased Participant shall be invested among the Investment Funds as directed by the Participant or Beneficiary in accordance with and subject to Section 12.1.2. Investment directions by a Participant or Beneficiary may be made or changed on each business day once a calendar month, subject to such procedures as may be established by the Administrative Committee (including, but not limited to, requirements for prior notice and investments in minimum increments). In the event that a Participant for any reason fails to provide proper initial investment directions, contributions allocated to such Participant shall be entirely invested in an Investment Fund or Funds specified by the Administrative Committee.

4.3                                 Allocation of Earnings to Accounts

All earnings or income received on any investment credited to a Participant’s or Beneficiary’s Account under the Plan shall be reinvested in such investment.

4.4                                 Allocation Report

The Administrative Committee shall deliver to each Participant and Beneficiary of a deceased Participant, at least annually, a statement for the Account of such Participant or Beneficiary which shows the activity since the prior statement date and the market value of the Account as of the current statement date and any other information deemed appropriate by the Administrative Committee.

4.5                                 Allocation Corrections

Any error or omission in the statement provided pursuant to Section 4.4 shall be corrected as necessary to remedy such error or omission.

ARTICLE V

VESTING AND TOP-HEAVY PROVISIONS

5.1                                 Determination of Vesting

5.1.1                        A Participant who has a Termination of Employment either because of his or her death or Disability or who has a Termination of Employment on or after attainment of Normal Retirement Age shall have a vested percentage of 100% in his or her Account.

5.1.2                        Effective January 1, 2007, a Participant shall be fully vested at all times in his or her Account; provided, however, the vested percentage of a Participant in his or her Account prior to July 31, 2004 shall be determined in accordance with the following schedule:

Completed Years of Vesting Service	Vested Percentage

2 years	25%
3 years	50%
4 years	75%
5 years	100%

Effective July 31, 2004, an employee of the Sachtleben Company who is a Participant under the Plan shall be credited with his or her prior service with the Sachtleben Company for purposes of this Section 5.1.2 and Article V.  Notwithstanding the Vesting Schedule listed above, effective July 31, 2004, a Participant shall be fully vested at all times in his or her Account. Effective January 1, 2005, an employee of Oakite Products, Inc. who is a Participant under the Plan shall be credited with his or her prior service with Oakite Products, Inc. for purposes of this Section 5.1.2 and Article V. Notwithstanding the Vesting Schedule listed above, effective January 1, 2005, a Participant shall be fully vested at all times in his or her Account.  Effective January 1, 2007, an employee of Chemetall Foote Corp. and CeramTec North America Innovative Ceramic Engineering Corporation who is a Participant under the Plan shall be credited with his or her prior service with said companies for purposes of this Section 5.1.2 and Article V notwithstanding.

5.1.3                        Notwithstanding the foregoing, any Participant who, prior to attaining Normal Retirement Age, has an involuntary or voluntary Termination of Employment as a result of a Reduction in Force shall be 100% vested in his or her Account; provided, however, that such provision shall be implemented in a uniform and nondiscriminatory manner. Effective as of March 1, 2002, this Section 5.1.3 shall apply only to Participants with 3 or more years of Vesting Service on March 1, 2002.

5.2                                 Rules for Crediting Vesting Service

5.2.1                        A Participant’s Vesting Service shall equal the sum of paragraphs (a) and (b) below:

(a)           Subject to the limitations set forth in Sections 5.2.2 and 5.2.3, a Participant shall earn a year of Vesting Service for each one year Period of Service he or she completes. For purposes of determining a one year Period of Service for vesting, non-successive Periods of Service shall be aggregated on the basis that Periods of Service totaling 12 months (with 30 days deemed to be a month in the case of the aggregation of fractional months) or 365 days shall equal a whole year Period of Service. This paragraph shall be interpreted in accordance with the elapsed time method set forth in Treas. Reg. §1.410(a)-7.

(b)           In addition, the Company may, in its discretion, grant past service credit for Vesting Service to individuals who become Employees through an acquisition of assets or an entity by the Company or an Affiliate or through a merger or consolidation of an entity with or into the Company or an Affiliate or any other similar transaction; provided, however, that any such provision shall be subject to the nondiscrimination requirements of Code Section 401 (a)(4).

5.2.2                        A Participant who has no vested percentage in his or her Account Balance and who has a Termination of Employment shall, if he or she again becomes an Employee, receive no credit for his or her Vesting Service prior to such Termination of Employment if his or her Period of Severance equals or exceeds the greater of five years or his or her Period of Service prior to such Termination of Employment. This paragraph shall be interpreted in accordance with the elapsed time method set forth in Treas. Reg. §1.410(a)-7.

5.2.3                        If a Participant who is less than 100% vested in his or her Account Balance has a Termination of Employment and incurs a Period of Severance of at least five consecutive years, then his or her Period of Service after such Period of Severance shall be disregarded for purposes of vesting in his or her Account Balance which accrued before such Period of Severance This paragraph shall be interpreted in accordance with the elapsed time method set forth in Treas. Reg. §1.410(a)-7.

5.3                                 Rules for Crediting; Service Upon Termination of Employment

5.3,1 If a Participant who is less than 100% vested in his or her Account Balance terminates Employment and receives a complete distribution of his or her vested Account Balance (or, under Section 6.1.2, is deemed to have received a complete distribution), then the nonvested portion of his or her Account Balance shall be treated as a forfeiture.

5.3.1                        In the event a Participant forfeited any portion of his or her Account in accordance with Section 5.3.1 and again becomes an Eligible Employee prior to incurring a Period of Severance equaling at least five consecutive years, the nonvested portion of his or her Account shall be restored to its value as of the date of distribution (or deemed distribution). If the Participant received a distribution, his or her vested portion shall not be less than an amount (“X”) determined by the formula: X = P(AB + D) - D. For purposes of applying the formula: P is the vested percentage at the relevant time; AB is the Account Balance at the relevant time; D is the amount of the distribution; and the “relevant time” is any time prior to the time at which, under the Plan the vested percentage in the account cannot increase. The restored amount shall be derived from amounts forfeited during the Plan Year through such Valuation Date and, if such forfeitures are not sufficient, from a contribution by the Employer.

5.4                                 Top-Heavy Provisions

5.4.1                        As used in this Section 5.4, each of the following terms shall have the meanings for that term set forth in this Section 5.4.1:

(a)                                  Determination Date means, for any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year, and for the first Plan Year of the Plan, the last day of such Plan Year.

(b)                                 Determination Period means the Plan Year containing the Determination Date and the four preceding Plan Years. Notwithstanding the foregoing, effective for Plan Years beginning after December 31, 2001, Determination Period means the Plan Year containing the Determination Date.

(c)                                  Key Employee means any Employee or former Employee (and the beneficiaries of such Employee) who, at any time during the “Determination Period,” was:

(i)            an officer of the Company or an Affiliate having an annual Limitation Compensation greater than 50% of the Defined Benefit Dollar Limitation for any Plan Year within the Determination Period or, effective for Plan Years beginning after December 31, 2001, an officer of the Company or an Affiliate having an annual Limitation Compensation greater than $130,000 (as adjusted under Code Section 416(i)(1)(A));

(ii)           a “5% owner” (as defined in Code Section 416(i)) of a Company or an Affiliate; or

(iii)          a “1 % owner” (as defined in Code Section 416(i)) of a Company or an Affiliate who has an annual Limitation Compensation in excess of $150,000.

(d)                                 Limitation Compensation means an amount determined in accordance with Section 3.5.1(f ).

(e)                                  Non-Key Employee means any Employee who is not a Key Employee.

(f)                                    Permissive Aggregation Group means the Required Aggregation Group of plans plus any other plan or plans of the Company or an Affiliate which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Section 401(a)(4) and Code Section 410.

(g)                                 Required Aggregation Group means (i) each Qualified Plan of the Company or an Affiliate in which at least one Key Employee participates, and (ii) any other Qualified Plan of the Company or an Affiliate which enables a plan described in (i) to meet the requirements of Code Section 401(a)(4) and Code Section 410.

(h)                                 Super Top-Heavy Plan means the Plan, if the Top-Heavy Ratio, as determined under the definition of Top-Heavy Plan, exceeds 90%.

(i)                                     Top-Heavy Plan means, for any Plan Year, the Plan if any of the following conditions exists:

(i)            If the Top-Heavy Ratio for the Plan exceeds 60% and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans.

(ii)           If the Plan is a part of a Required Aggregation Group of plans but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the Required Aggregation Group of plans exceeds 60%.

(iii)          If the Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

Solely for the purposes of determining whether the Plan or any other plan included in an aggregation group is a Top-Heavy Plan, the accrued benefit of a Non-Key Employee shall be determined (a) under the method, if any, that uniformly applies foil accrual purposes under all plans maintained by the Company and any Affiliate, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate set forth in Code Section 411(b)(1)(C).

(j)                                     Top-Heavy Ratio means, for the Plan alone, or for the Required or Permissive Aggregation Group as appropriate, either (i) or (ii) or (iii) below:

(i)            If the Company or any Affiliate maintains one or more Defined Contribution Plans (including any “simplified employee pension” within the meaning of Code Section 408(k)) and the Company or any Affiliate has never maintained any Defined Benefit Plan which, during the one year period ending on the Determination Date, has or has had accrued benefits, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date, and the denominator of which is the sum of all account balances, in each case computed in accordance with Code Section 416; provided, however, that the numerator and denominator of the Top-Heavy Ratio shall be adjusted to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Code Section 416; and further provided, however, that the numerator and denominator of the Top-Heavy Ratio shall include any part of any account balance distributed within the one year period ending on the Determination Date due to severance from employment, separation from service, death, or disability, and shall also include any part of any account balance distributed for any other reason within the five year period ending on the Determination Date.

(ii)           If the Company or any Affiliate maintains one or more Defined Contribution Plans (including any “simplified employee pension” within the meaning of Code Section 408(k)) and the Company or any Affiliate maintains or has maintained one or more Defined Benefit Plans which, during the one year period ending on the Determination Date, has or has had any accrued benefits, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of the account balances under the aggregated

Defined Contribution Plans for all Key Employees, determined in accordance with (iv) above, plus the present value of accrued benefits under the aggregated Defined Benefit Plans for all Key Employees as of the Determination Date and the denominator of which is the sum of the account balances under the aggregate Defined Contribution Plans for all Participants, determined in accordance with (iv) above, plus the present value of accrued benefits under the Defined Benefit Plans for all such Participants as of the Determination Date, all determined in accordance with Code Section 416; provided, however, that the numerator and denominator of the Top-Heavy Ratio shall include any accrued benefit under a Defined Benefit Plan distributed within the one year period ending on the Determination Date due to severance from employment, separation from service, death, or disability, and shall also include any part of any account balance distributed for any other reason within the five year period ending on the Determination Date.

(iii)          For purposes of determining the Top-Heavy Ratio, the value of account balances will be determined as of the most recent Top-Heavy Valuation Date that falls within or ends with the twelve (12) month period ending on the Determination Date, except as provided in Code Section 416 for the first and second plan years of a Defined Benefit Plan. The account balances of any Participant who (a) is a Non-Key Employee, but who was a Key Employee in a prior year, or (b) has not performed an Hour of Service with the Company or any Affiliate at any time during the one year period ending on the Determination Date, will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Code Section 416. When aggregating plans, the value of account balances will be calculated with reference to the Determination Dates that fall within the same calendar year.

(k)                                  Top-Heavy Valuation Date means the date as of which account balances, or accrued benefits, are valued to calculate the Top-Heavy Ratio.

5.4.2                        If the Plan is determined to be a Top-Heavy Plan as of any Determination Date, then notwithstanding any Plan provision to the contrary, it shall be subject to the rules set forth in the balance of this Section 5.4, beginning with the first Plan Year commencing after such Determination Date.

5.4.3                        (a)           Except as provided in Section 5.4.3(b), and except to the extent any other Defined Contribution Plan or Defined Benefit Plan provides such minimum benefit to the Participant, for any Plan Year in which the Plan is a Top-Heavy Plan, contributions and forfeitures allocated to the Employer Account of any Participant who is a Non-Key Employee (whether or not such Participant has completed 1,000 Hours of Service in that Plan Year) in respect of that Plan Year shall not be less than the smaller of:

(i)            3% of such Participant’s Limitation Compensation, or

(ii)           the largest percentage of contributions and forfeitures, as a percentage of the Key Employee’s Compensation, allocated to the Account of any Key Employee for that year.

(b)           The provision in (a) above shall not apply to any Participant who was not employed by the Company or an Affiliate on the last day of the Plan Year.

5.4.4                        In the event that any provision of this Section 5.4 is no longer required to qualify the Plan under the Code, then such provision shall thereupon be void without the necessity of further amendment of the Plan.

ARTICLE VI

AMOUNT AND PAYMENT OF BENEFITS TO PARTICIPANTS,

6.1                                 Termination of Employment

6.1.1                        Upon a termination of Employment, a Participant shall be entitled to receive the vested portion of his or her Account Balance, determined as of the Valuation Date next following his or her Benefit Commencement Date, as determined under Section 6.1.2.

6.1.2                        (a)           Subject to (b) and (c) below, and Section 6.2, a Participant’s Benefit Commencement Date shall be the date determined under Section 6.1.3.

(b)           A Participant who terminates Employment prior to his or her Normal Retirement Date may make a written election (with Spousal Consent, if married) to receive his or her vested Account Balance as of a date prior to his or her Normal Retirement Date, provided such election is made during the 90-day period preceding his Benefit Commencement Date.  The Administrative Committee shall notify the Participant (and the Participant’s Spouse, if any) of the right to any distribution until the Participant’s Required Distribution Date. Such notification shall include a general description of the material features of the optional forms of benefit under the Plan in a manner which would satisfy the notice requirements of Treasury Regulations Section 1.411(a)-l1. Such notice shall be provided no less than 30 days and no more than 90 days prior to the Benefit Commencement Date. However, distribution may commence less than 30 days after such notice is provided, so long as (i) the Participant (and his or her Spouse, if applicable) has been provided with information that clearly indicates that he or she has at least 30 days to consider whether to consider the decision of whether or not to elect a distribution; and (ii) the Participant (and his or her Spouse, if applicable) affirmatively elects a distribution.

(c)           Notwithstanding (b) above, if a Participant’s vested Account Balance does not exceed $1,000, the Participant’s vested Account Balance under this Plan shall be paid to him or her in a lump sum distribution as soon as practicable following his or her Termination of Employment. For this purpose, if a Participant does not have a vested interest in his or her Account (and thus is not entitled to any distribution from such Account), the Participant shall be deemed to have received a complete distribution of his or her interest in such Account upon termination of Employment.

6.1.3                        Unless the Participant otherwise elects, in no event shall he or she begin to receive a benefit later than the sixtieth day after the close of the Plan Year in which the latest of the following events occurs:

(a)           the date the Participant attains his or her Normal Retirement Age;

(b)           the Participant’s Termination of Employment; or

(c)           the 10th anniversary of the year in which the Participant commenced participation in the Plan.

Notwithstanding the foregoing, a Participant who terminates employment may elect to defer receipt of his or her benefit until his or her Required Beginning Date.

6.2           Age 70-1/2 Distributions

Distribution of a Participant’s vested Account Balance shall be subject to the requirements of this Section 6.2 and Section 8.3 and shall be made in accordance with Code Section 401(a)(9) and the regulations thereunder. With respect to distributions under the Plan made for calendar years beginning on or after January 1, 2002, Section 6.4 shall apply the minimum distribution requirements of Code Section 401(a)(9).

6.3           No In-Service Withdrawals or Loans

There shall be no distributions to Participants prior to Termination of Employment, except as provided in Section 6.2 above, and there shall be no loans to Participants or beneficiaries.

6.4           Minimum Required Distributions

6.4.1        General Requirements

(a)           Effective Date.  The provisions of this Section will apply for purposes of determining required minimum distributions for calendar years beginning with the 2002 calendar year.

(b)           Coordination with Minimum Distribution Requirements Previously in Effect.  The required minimum distributions for 2002 under this Section will be determined as follows.  If the total amount of 2002 required minimum distributions under the Plan made to the distributee prior to the effective date of this Section equals or exceeds the required minimum distributions determined under this Section, then no additional distributions will be required to be made for 2002 on or after such date to the distribute.  If the total amount of 2002 required minimum distributions under the Plan made to the distribute prior to the effective date of this Section is less than the amount determined under this Section, then required minimum distributions for 2002 on and after such date will be determined so that the total amount of required minimum distributions for 2002 made to the distribute will be the amount determined under this Section.

(c)           Precedence.  The requirements of this Section will take precedence over any inconsistent provisions of the Plan.

(d)           Requirements of Treasury Regulations Incorporated.  All distributions required under this Section will be determined and made in accordance with the Treasury regulations under Code Section 401(a)(9).

6.4.2        Time and Manner of Distribution

(a)           Required Beginning Date.  The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

(b)           Death of Participant Before Distributions Begin.  If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(i)            If the Participant’s Surviving Spouse is the Participant’s sole designated beneficiary, then, except as provided in Article VIII, distributions to the Surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70-1/2, if later.

(ii)           If the Participant’s Surviving Spouse is not the Participant’s sole designated beneficiary, then, except as provided in Article VIII, distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(iii)          If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)          If the Participant’s Surviving Spouse is the Participant’s sole designated beneficiary and the Surviving Spouse dies after the Participant but before distributions to the Surviving Spouse begin, this subsection 6.4.2(b), other than subsection 6.4.2(b)(i), will apply as if the Surviving Spouse were the Participant.

For purposes of this subsection 6.4.2(b) and subsection 6.4.4, unless subsection 6.4.2(b)(iv) applies, distributions are considered to begin on the Participant’s required beginning date.  If subsection 6.4.2(b)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the Surviving Spouse under subsection 6.4.2(b)(i).  If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date or to the Participant’s Surviving Spouse before the date distributions are required to begin to the Surviving Spouse under subsection 6.4.2(b)(i), the date distributions are considered to begin is the date distributions actually commence.

(c)           Forms of Distribution.  Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with subsections 6.4.2(b)(i) and 6.4.4 of this Section.  If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury regulations.

6.4.3        Required Minimum Distributions During Participant’s Lifetime

(a)           Amount of Required Minimum Distribution for Each Distribution Calendar Year.  During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(i)            the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Treas. Reg. §1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)           if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table Treas. Reg. §1.401(a)(9)-9, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

(b)           Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death.  Required minimum distributions will be determined under this subsection 6.4.3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

6.4.4        Required Minimum Distributions After Participant’s Death

(a)           Death On or After Date Distributions Begin

(i)            Participant Survived by Designated Beneficiary.  If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(A)          The Participant’s remaining life expectancy is calculated under the age of the Participant in the year of death, reduced by one for each subsequent year.

(B)           If the Participant’s Surviving Spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the Surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the Surviving Spouse’s age as of the Spouse’s birthday in that year.  For distribution calendar years after the year of the Surviving Spouse’s death, the remaining life expectancy of the Surviving Spouse is calculated using the age of the Surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(C)           If the Participant’s Surviving Spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii)           No Designated Beneficiary.  If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(b)           Death Before Date Distributions Begin.

(i)            Participant Survived by Designated Beneficiary.  Except as provided in Article VIII, if the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in subsection 6.4.4(a).

(ii)           No Designated Beneficiary.  If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iii)          Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin.  If the Participant dies before the date distributions begin, the Participant’s Surviving Spouse is the Participant’s sole designated beneficiary, and the Surviving Spouse dies before distributions are required to begin to the Surviving Spouse under subsection 6.4.2(b)(i), this subsection 6.4.4(b) will apply as if the Surviving Spouse were the Participant.

6.4.5        Definitions

For purposes of this Section 6.4, the following definitions shall apply:

(a)           Designated beneficiary.  The individual who is designated as the Beneficiary under the Plan and is the designated beneficiary under Code Section 401(a)(9) and Treas. Reg. §1.401(a)(9)-1, Q&A-4.

(b)           Distribution calendar year.  A calendar year for which a minimum distribution is required.  For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date.  For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection 6.4.2(b).  The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date.  The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(c)           Life expectancy.  Life expectancy as computed by use of the Single Life Table in Treas. Reg. §1.401(a)(9)-9.

(d)           Participant’s account balance.  The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date.  The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

(e)           Required beginning date.  The date specified in the Plan when distributions under Code Section 401(a)(9) are required to begin.

ARTICLE VII

FORMS OF PAYMENT OF ACCOUNTS

7.1           Methods of Distribution

For married Participants, the “Normal Form” of benefit is a Qualified Joint and Survivor Annuity. For Participants who do not have a spouse on their Benefit Commencement Dates, the Normal Form of benefit is a single life Annuity purchased from an insurance company with the Participant’s distribution amount which is payable for the Participant’s life. All distributions from a Participant’s vested Account under Article VI shall be distributed in the Normal Form unless the Participant elects one of the following optional forms of distribution in accordance with Section 7.2:

(a)           a lump sum distribution;

(b)           an Annuity Contract which may be purchased from an insurance company with the Participant’s distribution amount;

(c)           on or after April 3, 2000, monthly, quarterly or annual installments of the Participant’s distribution payable over any period not exceeding the life expectancy of the Participant or the joint life expectancies of the Participant and the Participant’s designated Beneficiary.

(d)           effective as of January 1, 2008, any married Participant, with an Annuity Starting Date after that date may elect a Qualified Optional Survivor Annuity or may elect to waive such form of benefit in accordance with Code Section 417(a)(1)(A).  A “Qualified Optional Survivor Annuity” shall mean an annuity which is payable for the life of the Participant with a survivor annuity continuing after the Participant’s death to the Participant’s Surviving Spouse for the Surviving Spouse’s life in amount which is equal to 75% of the amount of the annuity which is payable during the joint lives of the Participant and the Surviving Spouse.

Distributions shall be subject to the requirements of Code Section 401(a)(9). Effective as of April 3, 2000, a Participant who has elected to receive an installment distribution may at any time elect to discontinue such installment payments and have the unpaid vested Account Balance paid in a lump sum distribution. In the event a Participant who has elected to receive an installment distribution dies after his or her Benefit Commencement Date but before the payment of the final installment, the unpaid installments shall be paid to the Participant’s Beneficiary. The Beneficiary may elect to continue receiving such installments or to have the unpaid vested Account Balance paid in a lump sum distribution. In the event a Participant dies before his or her Benefit Commencement Date, any election of a form of payment shall be void, and the Participant’s vested Account Balance shall be distributed in accordance with Article VIII.

7.2           Election of Optional Forms

7.2.1        At any time within the 90-day period preceding a Participant’s Benefit Commencement Date, the Participant may elect in writing not to receive the Normal Form of benefit and to receive instead an optional form of benefit payment provided for in Section 7.1. Married

Participants must have Spousal Consent in order to waive the Normal Form and elect an optional benefit form. Any Spousal Consent to a Participant’s election of an optional form of benefit shall specify the form of benefit and the Beneficiary.

7.2.2        The Administrative Committee shall provide to each Participant, within the period beginning 180 days before and ending 30 days before the Participant’s Benefit Commencement Date, a written explanation in non-technical terms of:

(a)           the terms and conditions of the Qualified Joint and Survivor Annuity and the optional forms of benefit;

(b)           the Participant’s right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity;

(c)           the rights of the Participant’s Spouse under this Section 7.2;

(d)           the right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity; and

(e)           if applicable, the right to defer distribution until Normal Retirement Age.

Notwithstanding the foregoing, the Administrative Committee may provide a Participant with the above written explanation after the Participant’s Benefit Commencement Date so long as the actual distribution does not commence until at least 30 days after such written explanation is provided, subject to Section 7.2.3. The Administrative Committee may, on a uniform and nondiscriminatory basis, provide for such other notices, information or election periods or take such other action as the Administrative Committee considers necessary or appropriate so that this Section 7.2 is implemented in such a manner as to comply with Code Section 401(a)(11) and Code Section 417.

7.2.3        Notwithstanding Section 7.2.2 above, distribution of a Participant’s benefit may begin less than 30 days after receipt of the written explanation if:

(a)           The Participant has been provided with information that clearly indicates that he or she has at least 30 days to consider whether to waive the Qualified Joint and Survivor Annuity; and

(b)           The Participant is permitted to revoke any affirmative election at least until the Benefit Commencement Date or, if later, at any time within the seven-day period beginning the day after the written explanation is provided.

7.2.4        A Participant may revoke his or her election to take an optional form of benefit without Spousal Consent and take the Qualified Joint and Survivor Annuity or elect a different optional form of benefit in accordance with Section 7.2 at any time within the 90-day period prior to the Participant’s Benefit Commencement Date. The number of revocations shall not be limited.

7.3           Direct Rollovers

7.3.1        Notwithstanding any provision in this Plan to the contrary, a Participant or a Beneficiary who is the Surviving Spouse of a Participant may elect to have all or a portion of any amount payable to him or her from the Plan which is an “eligible rollover distribution” (as defined in Section 7.3.2 below) transferred directly to an “eligible retirement plan” (as defined in Section 7.3.2 below). Any such election shall be made in accordance with such uniform rules and procedures as the Administrative Committee may prescribe from time to time as to the time and manner of the election in accordance with Code Section 401(a)(31).

7.3.2        Definitions for purposes of this Section 7.3

(a)           “Eligible rollover distribution” shall mean any distribution of all or any portion of the balance to the credit of the distributee other than: (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary; (2) any distribution for a specified period of ten years or more; (3) any distribution to the extent such distribution is required under Code Section 401(a)(9); or (4) the portion of any distribution that is not includable in gross income.

(b)           “Eligible retirement plan” shall mean, with respect to a Participant, an individual retirement account or annuity described in Code Section 408(a) or 408(b)(“IRA”), an annuity plan described in Code Section 403(a) or a qualified plan described in Code Section 401(a) that accepts the distributee’s eligible rollover distribution. Notwithstanding the foregoing, effective for distributions made after December 31, 2001, an eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan.  Effective as of January 1, 2008, an eligible retirement plan shall also mean a Roth IRA (as defined in Code Section 408A); provided, however, for taxable years beginning prior to January 1, 2010, a distributee shall not be permitted to make a qualified rollover distribution (as defined in Code Section 408A(e)) from the Plan to a Roth IRA if, for the year the eligible rollover distribution is made, the Participant has a modified adjusted gross income exceeding $100,000 or is married and files a separate return (as provided in Code Section 408A(c)(3)(b)).

ARTICLE VIII

DEATH BENEFITS

8.1           Payment of Account Balances

8.1.1        In the event of the death of a Participant while an Employee, the Participant’s entire Account Balance shall be payable to his or her Beneficiary. In the event of the death of a Participant after Termination of Employment but before his or her Benefit Commencement Date, the Participant’s vested Account Balance shall be payable to his or her Beneficiary. In the event of a Participant’s death after his or her Benefit Commencement Date, any unpaid vested Account Balance shall be payable in accordance with the form of benefit elected by the Participant under Article VII.

8.1.2        (a)           Except in the event of a Participant’s death after the distribution of his or her benefit has begun, if the Participant’s Beneficiary is the Participant’s Surviving Spouse, the benefit payable under Section 8.1.1 shall be paid in the form of a Qualified Pre-Retirement Survivor Annuity unless the Surviving Spouse elects one of the optional forms available under Section 7.1 in lieu of the Qualified Pre-Retirement Survivor Annuity within the 90-day period preceding the Benefit Commencement Date. This election must satisfy the requirements of Section 7.2. Such Qualified Pre-Retirement Survivor Annuity benefit shall be payable as soon as practicable after the Participant’s death, provided that distribution shall not be made prior to the date which would have been the Participant’s Normal Retirement Date without the Surviving Spouse’s written consent. Notwithstanding the preceding two sentences, if the benefit payable to a Surviving Spouse under Section 8.1.1 does not exceed $1,000 it shall be paid as soon as practicable following the Participant’s death in a lump sum distribution. A Surviving Spouse to whom a lump sum distribution is payable may elect a direct rollover to the extent permitted by Section 7.3.

(b)           If the Participant’s Beneficiary is not the Participant’s Surviving Spouse, the benefit payable under Section 8.1.1 shall be payable as soon as practicable after the Participant’s death in a lump sum distribution unless the Beneficiary instead elects one of the optional forms of benefit available under Section 7.1.

8.2           Beneficiary

8.2.1        Subject to Sections 8.2.2 and 8.2.3 below, a Participant may, with Spousal Consent (if married), designate a person or persons as his or her Beneficiary by filing a written designation of Beneficiary with the Administrative Committee in the time and manner established by the Committee. If no valid designation of Beneficiary is in effect at the time of the Participant’s death, or if the designated Beneficiary does not survive the Participant, the Beneficiary shall be the Participant’s Surviving Spouse or, if there is no Surviving Spouse, the Participant’s estate. For this purpose, if the Participant and the Beneficiary die simultaneously, or if there is not sufficient evidence to establish who died first, the Participant shall be deemed to have survived the Beneficiary.

8.2.2        (a)           Except as provided in (b) below, a married Participant may only waive the Qualified Pre-Retirement Survivor Annuity form of benefit and designate someone other than his or her Spouse as Beneficiary after the first day of the Plan Year in which the Participant reaches age 35 or, if earlier, after the date the Participant terminates Employment, in accordance with Section 8.2.1 above. Such a waiver and Beneficiary designation shall not be valid unless the Participant receives, within the period beginning on the first day of the Plan Year in which the Participant attains age 32 and ending with the close of the Plan Year in which the Participant attains age 35, a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms and in such manner as would be compared to the explanation provided for meeting the requirements applicable to a Qualified Joint and Survivor Annuity in Section 7.2 above and must satisfy requirements comparable to those provided in Section 7.2, including notice and Spousal Consent requirements.

(b)           A married Participant who will not have attained age 35 as of the end of the current Plan Year may make a special qualified election to waive the Qualified Pre-Retirement Survivor Annuity form of benefit and may, in accordance with Section 8.2.1 above, designate a non-Spouse Beneficiary. Such election shall not be valid unless the Participant receives a written explanation of the Qualified Pre-Retirement Survivor Annuity in such terms as are comparable to the explanation required under Section 7.2. Qualified Pre-Retirement Survivor Annuity coverage will be automatically reinstated as of the first day of the Plan Year in which the Participant attains age thirty-five (35). Any new waiver on or after such date shall be subject to the full requirements of this Section. Such election shall be automatically revoked on the first day of the Plan Year in which the Participant will reach age 35. The Participant’s Spouse will then be his or her Beneficiary unless the Participant makes another designation of Beneficiary in accordance with Section 8.2.1 above. The Administrative Committee shall provide a married Participant with a notice similar to that provided under Section 7.2.2 with respect to a Participant’s right to designate someone other than his or her Spouse as Beneficiary. Such notice shall be provided within the one year period ending after the date the individual first becomes a Participant.

8.2.3        Any prior designation of a Beneficiary shall be automatically revoked upon the subsequent marriage or remarriage of the Participant.

8.2.4        To the extent permitted by law and subject to any valid qualified domestic relations order (as defined in Code Section 414(p)), a Participant’s designation of his or her Spouse as Beneficiary shall be automatically revoked upon the Participant’s subsequent divorce. The Participant shall not be prevented from re-designating a former Spouse as his or her Beneficiary following a divorce.

8.3           Required Commencement

Notwithstanding any other provision of the Plan to the contrary, if a Participant dies before his or her Benefit Commencement Date, the Participant’s entire interest must be distributed within five years after the year containing the Participant’s death, except that if the designated Beneficiary is the Participant’s Surviving Spouse, then distributions must begin within the year containing (a) the one-year anniversary of the Participant’s death or, if later, (b) the date the Participant would have attained age 70%.

ARTICLE IX

FIDUCIARIES

9.1           Named Fiduciaries

9.1.1        The Administrative Committee (or its delegate) shall be a “named fiduciary” (within the meaning of Section 402(a)(2) of ERISA) of the Plan, with authority to control and manage the operation and administration of the Plan.

9.1.2        The Company (or its delegate) shall be the “administrator” and “plan administrator” (within the meaning of ERISA Section 3(16)(A) and Code Section 414(g), respectively) with respect to the Plan.

9.1.3        The Trustee shall be a “named fiduciary” (within the meaning of ERISA Section 402(a)(2)) of the Plan, with the authority to manage and control Trust assets in accordance with the terms of the Trust Agreement.

9.1.4        There are no “named fiduciaries” of the Plan other than the Administrative Committee and the Trustee.

9.2           Employment of Advisers

Each named fiduciary shall be authorized, to the extent it deems advisable, to designate persons who are not named fiduciaries to carry out fiduciary responsibilities allocated to it, to retain accountants, agents, attorneys, actuaries and other professional consultants and to rely upon information, statistics or analysis provided by any of such persons.

9.3           Multiple Fiduciary Capacities

Any “named fiduciary” with respect to the Plan (as defined in ERISA Section 402(a)(2)) and any other “fiduciary” (as defined in ERISA Section 3(21)) with respect to the Plan may serve in more than one fiduciary capacity.

9.4           Payment of Expenses

The reasonable expenses incident to the operation of the Plan, including, without limitation, the compensation of the Trustee, consultants, attorneys, fiduciaries and other advisors, shall be paid out of the Trust to the extent permitted by law and to the extent not paid by the Employer. All members of the Administrative Committee shall serve without compensation from the Trust. Any determination by the Employer to pay all or part of any expense shall not in any way limit the Employer’s right to determine to have similar or other expenses paid out of the Trust assets at any other time.

9.5           Indemnification

To the extent not prohibited by state or federal law, the Company and each Participating Affiliate, jointly and severally, agree to, and shall, indemnify and hold harmless any member of the Administrative Committee or any other Employee, officer or director of an Employer from all claims for liability, loss, damage or expense (including payment of reasonable expenses in connection with defense against any such claim) which result from any exercise or failure to exercise any of the indemnified person’s responsibilities with respect to the Plan, other than by reason of willful misconduct or a willful failure to act.

ARTICLE X

TRUSTEE AND TRUST FUND

10.1         Establishment of Trust

A Trust Agreement shall be executed between the Company and the Trustee, which agreement shall provide for the creation of the Trust to receive and hold all contributions and earnings therefrom. Benefits provided under the Plan and expenses of administration of the Plan shall be paid from the assets held in the Trust as directed by the Administrative Committee and the Company, respectively.

10.2         Powers and Duties of the Trustee

10.2.1      The Trustee shall have exclusive authority and discretion to manage and control the assets of the Plan in accordance with the terms of the Trust Agreement.

10.3         Exclusive Benefit

Except as provided in Section 3.7, the Trust shall be maintained for the exclusive purpose of providing Plan benefits to Participants and their Beneficiaries and paying the expenses of administration of the Plan and the Trust to the extent not paid by the Employer.

10.4         Delegation of Responsibility

The Trustee may designate persons, including persons other than “named fiduciaries” (as defined in ERISA Section 402(a)(2)), to carry out the specified responsibilities of the Trustee and shall not be liable for any act or omission of a person so designated.

ARTICLE XI

PLAN ADMINISTRATION

11.1         The Administrative Committee

11.1.1      Administrative Committee members shall be appointed by the Company and may be removed by the Company at its discretion.  Unless the Company otherwise provides, any member of the Administrative Committee who is an Employee of the Company or an Affiliate at the time of his or her appointment will be considered to have resigned from the Administrative Committee when no longer an Employee. Employees of the Company or an Affiliate shall receive no compensation for their services rendered to or as members of the Administrative Committee.

11.1.2      If more than one member is appointed, the Administrative Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or in writing without a meeting. However, if less than three members are appointed, the Administrative Committee shall act only upon the unanimous consent of its members. The Administrative Committee may authorize in writing any person to execute any document or documents on its behalf, and any interested person, upon receipt of notice of such authorization directed to it, may thereafter accept and rely upon any document executed by such authorized person until the Administrative Committee shall deliver to such interested person a written revocation of such authorization.

11.1.3      A member of the Administrative Committee who is also a Participant shall not vote or act upon any matter relating solely to himself or herself unless such person is the sole member of the Administrative Committee.

11.2         Administrative Committee Powers and Duties

The Administrative Committee is allocated such duties and powers as may be necessary to discharge its duties hereunder including, without limitation, the exclusive and discretionary authority to perform the following functions:

(a)           To make such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan;

(b)           To interpret and construe the Plan, to resolve any ambiguities and to decide any and all matters arising hereunder including, without limitation, questions of fact as to eligibility to participate in the Plan or receive benefits under the Plan or the amount and timing of benefits under the Plan; provided, however, that all such interpretations and decisions shall be applied in a uniform and nondiscriminatory manner to all similarly situated persons and shall be conclusively binding upon all persons interested in the Plan. The Administrative Committee has discretionary authority to grant or deny benefits under this Plan. Benefits under the Plan will be provided only if the Administrative Committee decides, in its sole discretion, that the applicant is entitled to them;

(c)           To select the Investment Funds;

(d)           To appoint one or more insurance companies;

(e)           To appoint one or more Investment Managers;

(f)            To establish and carry out a funding policy and method consistent with the objectives of the Plan and the requirements of ERISA;

(g)           To monitor the limits on contributions under Article III and to take action to assure that such limits are satisfied for each Plan Year;

(h)           To authorize disbursements from the Trust;

(i)            To prescribe procedures to be followed by Participants or Beneficiaries who file applications for benefits;

(j)            To approve the design of enrollment forms, Beneficiary designation forms and any other forms utilized in the administration of the Plan;

(k)           To prepare and distribute, in such manner as the Administrative Committee determines to be appropriate, information concerning the Plan;

(l)            To receive from the Employer and from Participants such information as shall be necessary for the proper administration of the Plan;

(m)          To establish such written procedures as it shall deem necessary or proper to determine the qualified status, pursuant to Code Section 414(p) of any domestic relations order received by the Administrative Committee which affects the right of a Participant and any alternate payee to payment of benefits under the Plan, and to administer distributions pursuant to any domestic relations order which the Administrative Committee determines to be a qualified domestic relations order within the meaning of Code Section 414(p).  However, effective April 6, 2007, a domestic relations order shall not fail to be treated as a “qualified domestic relations order” solely because (1) the order is issued after, or revises, another domestic relations order or qualified domestic relations order, and/or (2) solely because of the time at which it is issued; provided, however, any such domestic relations order shall be subject to the same requirements and protections that apply to qualified domestic relations orders under ERISA § 206(d)(3);

(n)           To delegate, by written instrument to one or more administrative subcommittees with respect to each Employer, such of the powers and duties allocated herein to the Administrative Committee as it deems advisable; any such subcommittee shall consist of persons appointed by the Administrative Committee, taking into consideration designations recommended by the principal executive officer of any Employer; and

(o)           To make recommendations to the Company concerning amendments to the Plan.

11.3         Claims Procedure

The Administrative hereby adopts the procedure set forth below for reviewing benefits claims under the Plans:

(a)           A Participant or Beneficiary shall submit all claims for benefits under the Plans in writing to the Administrative Committee.

(b)           The Administrative Committee shall send to the Participant or Beneficiary written notice of its decision within ninety (90) days of receiving the claim. The period may be extended to one hundred eighty (180) days if the Administrative Committee notifies the claimant in writing within the initial ninety (90) day period that special circumstances exist which require an extension of the period.  The written decision from the Administrative Committee shall set forth:

(i)            the specific reasons for the decision;

(ii)           the specific Plan provisions upon which the decision is based;

(iii)          a description of any additional material or information necessary for the Participant or Beneficiary to perfect the claim for benefits and an explanation of the reasons why such material or information is necessary;

(iv)          information regarding procedures for submitting a request for review of the decision on the claim; and

(v)           a statement of the claimant’s right to bring an action under ERISA Section 502(a) following an adverse benefit determination on review.

(c)           If the Administrative Committee denies the claim in whole or in part, the Participant or Beneficiary may submit a written request for review to the Administrative Committee within sixty (60) days of the notice of denial, pursuant to the procedures referenced in paragraph (b)(iv) above. The Participant or Beneficiary shall set forth all the grounds upon which the request for review is based and may submit issues or comments in writing. The Participant or Beneficiary shall also be entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits.

(d)           The Administrative Committee shall send the Participant or Beneficiary written notice of its decision within sixty (60) days after the Administrative Committee receives the request for review. The review period may be extended to one hundred twenty (120) days if the Administrative Committee notifies the claimant within the initial sixty (60) day period that special circumstances exist which require an extension of the review period. The Administrative Committee’s written decision shall set forth the specific reasons for the decision and the Plan provision on which the decision is based. The Administrative Committee’s written decision shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and a statement of the claimant’s right to bring an action under ERISA Section 502(a). All such decisions of the Administrative Committee shall be final, conclusive and binding upon all Participants, Beneficiaries, and other interested persons.

(e)           If applicable, claims for benefits due to Disability shall be decided in accordance with Section 2560.503-1 of the U.S. Department of Labor regulations.

11.4         Delegation of Responsibility

The Administrative Committee may designate persons, including persons other than “named fiduciaries” (as defined in ERISA Section 402(a)(2)), to carry out the specified responsibilities of the Administrative Committee and shall not be liable for any act or omission of a person so designated.

ARTICLE XII

MANAGEMENT, CONTROL AND INVESTMENT OF PLAN ASSETS

12.1         Investment Funds

12.1.1      The Administrative Committee may establish one or more Investment Funds as it shall from time to time determine for the investment of a Participant’s Accounts. Notwithstanding the foregoing, the Administrative Committee, in accordance with Section 404(c) of ERISA, shall make available at all times at least three investment alternatives, each of which is diversified and has materially different risk and return characteristics. The investment alternatives in the aggregate shall enable each Participant, by choosing among them, to achieve a portfolio with aggregate risk and return characteristics at any point within the range normally appropriate for the Participant and which, in the aggregate, tend to minimize through diversification the overall risk of the Participant’s portfolio. The Plan is intended to constitute a plan described in Section 404(c) of ERISA and Section 2550.404c-1 of the Department of Labor Regulations, such that, to the extent applicable, the fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of the investments instructions given by Participants and Beneficiaries under the Plan.

12.1.2      Each Participant shall exercise control over the assets in his Accounts and is solely responsible for his investment elections. The Plan fiduciaries are not empowered to advise a Participant as to the manner in which his Accounts shall be invested. The fact that an Investment Fund is available to Participants for investment under the Plan shall not be construed as a recommendation for investment in that fund.

12.2         Valuation of Accounts

A Participant’s Accounts shall be revalued at fair market value on each Valuation Date, with earnings and losses since the previous Valuation Date being credited to the Participant’s Account. Earnings and losses of the particular Investment Funds shall be allocated in the ratio that the portion of the Account Balance of a Participant invested in a particular Investment Fund bears to the total amount invested in such fund.

12.3         Investment in Insurance Contract

The Administrative Committee may appoint one or more insurance companies to hold assets of the Plan, and may purchase insurance contacts or policies from one or more insurance companies with assets of the Plan. Neither the Trustee nor the Administrative Committee shall be liable for any act or omission of an insurance company with respect to any duties delegated to any insurance company.

12.4         The Investment Manager

12.4.1      The Administrative Committee may, by an instrument in writing, appoint one or more persons as an Investment Manager. Each person so appointed shall be (a) an investment adviser registered under the Investment Advisers Act of 1940, (b) a bank as defined in that Act, or (c) an insurance company qualified to manage, acquire or dispose of any asset of the Plan under the laws of more than one state.

12.4.2      Each Investment Manager shall acknowledge in writing that it is a fiduciary (as defined in ERISA Section 3(21)) with respect to the Plan. The Company or the Administrative Committee shall enter into an agreement with each Investment Manager specifying the duties and compensation of such Administrative Manager and the other terms and conditions under which such Investment Manager shall be retained. Neither the Trustee nor the Administrative Committee shall be liable for any act or omission of any Investment Manager and shall not be liable for following the advice of any Investment Manager with respect to any duties delegated to any Investment Manager.

12.4.3      The Administrative Committee shall have the power to determine the Trust assets to be invested pursuant to the direction of a designated Investment Manager and to set investment objectives and guidelines for the Investment Manager.

12.5         Compensation

Each insurance company, Investment Manager and Trustee shall be paid such reasonable compensation, in addition to their expenses, as shall from time to time be agreed to by the Company or other person making such appointment; provided, however, that no such compensation shall be paid to any person who is an Employee.

ARTICLE XIII

PLAN AMENDMENT OR TERMINATION

13.1         Plan Amendment

The Company shall have the right at any time to amend the Plan, by an instrument in writing, effective retroactively or otherwise, provided that no such amendment shall have any of the effects specified in Section 1.3.2.

13.2         Limitations of Plan Amendment

No Plan amendment shall:

(a)           authorize any part of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of Participants or their Beneficiaries;

(b)           decrease the Account Balance of any Participant or his or her Beneficiary under the Plan except to the extent permitted under Code Section 412(c)(8);

(c)           reduce the vested percentage of any Participant;

(d)           eliminate an optional form of benefit except to the extent permitted by Code Section 411 (d)(6); or

(e)           change the vesting schedule, either directly or indirectly, unless each Participant having not less than three years of Vesting Service is permitted to elect, within a reasonable period specified by the Administrative Committee after the adoption of such amendment, to have his or her vested percentage computed without regard to such amendment. The period during which the election may be made shall commence with the date the amendment is adopted and shall end as the later of:

(i)            sixty days after the amendment is adopted;

(ii)           sixty days after the amendment is becomes effective; or

(iii)          sixty days after the Participant is issued written notice by the Administrative Committee.

13.3         Right of the Company to Terminate Plan

The Company intends and expects that from year to year it will be able to and will deem it advisable to continue this Plan in effect and to make contributions as herein provided. The Company reserves the right, however, to terminate the Plan at any time.

13.4         Effect of Partial or Complete Termination

13.4.1      As of the date of a “partial termination” of the Plan or a complete discontinuance of contributions under the Plan, each affected Participant who is then an Employee shall become 100% vested in his or her Account Balance.

13.4.2      As of the date of a “complete termination” of the Plan, each affected Participant who is then an Employee shall become 100% vested in his or her Account balance, and distributions shall be made as soon as practicable thereafter, as determined by the Administrative Committee, in accordance with Article VII.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1         Plan Not a Contract of Employment

The Plan is not a contract of Employment, and the terms of Employment of any Employee shall not be affected in any way by the Plan or related instruments except as specifically provided therein.

14.2         Source of Benefits

Benefits under the Plan shall be paid or provided for solely from the Trust, and neither the Employer, the Administrative Committee, Trustee, Investment Manager or insurance company shall assume any liability therefor.

14.3         Benefits Not Assignable

Except as permitted in Code Section 401(a)(13) and ERISA Section 206(d), benefits provided under the Plan may not be assigned or alienated, either voluntarily or involuntarily. The preceding sentence shall not apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order which the Administrative Committee determines to be a “qualified domestic relations order” (as defined in Code Section 414(p)).

14.4         Domestic Relations Orders

Any other provision of the Plan to the contrary notwithstanding, the Administrative Committee shall have all powers necessary with respect to the Plan for the proper operation of Code Section 414(p) with respect to qualified domestic relations orders referred to in Section 14.3, including, but not limited to, the power to establish all necessary or appropriate procedures, to authorize the establishment of new accounts with such assets and, subject to such investment control by the Administrative Committee as the Administrative Committee may deem appropriate, and the Administrative Committee may decide upon and make direct appropriate distributions therefrom. To the extent provided in a qualified domestic relations order, within the meaning of Code Section 414(p), distribution of any portion of a Participant’s vested Account Balance allocated to an alternate payee may be made whether or not the Participant has terminated Employment or is otherwise eligible to receive a distribution.

14.5         Benefits Payable to Minors, Incompetents and Others

In the event any benefit is payable to a minor or to a person otherwise under a legal disability, or who, in the sole discretion of the Administrative Committee, is by reason of advanced age, illness or other physical or mental incapacity incapable of handling and disposing of his or her property, or otherwise is in such position or condition that the Administrative Committee believes that he or she could not utilize the benefit for his or her support or welfare, the Administrative Committee shall have discretion to apply the whole or any part of such benefit directly to the care, comfort, maintenance, support, education or use of such person, or to pay the whole or any part of such benefit to the parent of such person; to the guardian, committee, conservator or other legal representative, wherever appointed, of such person; to the person with whom such person is residing; or to any other person having the care and control of such person.  The receipt by any such person to whom any such payment on behalf of any Participant or Beneficiary is made shall be a sufficient discharge therefor.

14.6         Merger or Transfer of Assets

14.6.1      Subject to Section 14.6.2, the Company may direct that the Plan be merged or consolidated with, or may transfer all or a portion of its assets and liabilities to, another plan or may receive assets and liabilities from another plan. The Administrative Committee may take whatever action it deems necessary or appropriate to effect any such merger, consolidation or transfer. Any optional forms of benefit or other special provisions applicable to a Participant for whom an account balance has been transferred to this Plan from another plan shall be set forth in an Appendix hereto.

14.6.2      The Plan may not merge or consolidate with, or transfer any assets or liabilities to, any other plan, unless each Participant would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

14.7         Participation in the Plan by an Affiliate

14.7.1      With the consent of the Company and by duly authorized action, an Affiliate may adopt the Plan. Participating Affiliate contributions shall be allocated solely to Eligible Employees of the Participating Affiliate. Company contributions shall be allocated solely to Eligible Employees of the Company.

14.7.2      With the consent of the Company and by duly authorized action, any other Employer may terminate its participation in the Plan or withdraw from the Plan and the Trust.

14.7.3      A Participating Affiliate shall have no independent power with respect to the Plan except as specifically provided by this Section 14.7.

14.8         Action by the Company or a Participating Affiliate

Any action required to be taken by the Company or any Participating Affiliate pursuant to the terms of the Plan shall be taken by its board of directors or any person or persons duly empowered to act on its behalf.

14.9         Provision of Information

For purposes of the Plan, each Employee shall execute such forms as may be reasonably required by the Administrative Committee, and the Employee shall make available to the Administrative Committee and the Trustee any information they may reasonably request in this regard.

14.10       Notice of Address

Each person entitled to benefits under this Plan must file with the Administrative Committee, in writing, his or her post office address and each subsequent change of post office address. Any communication, statement or notice addressed to such person at his or her latest reported post office address will be binding on him or her for all purposes under the Plan.

14.11       Controlling Law

The Plan is intended to qualify under Code Section 401(a) and to comply with ERISA, and its terms shall be interpreted accordingly. Otherwise, to the extent not preempted by ERISA, the laws of the State of New York shall control the interpretation and performance of the terms of the Plan.

14.12       Military Service

Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

14.13       Conditional Adoption

Anything in the foregoing to the contrary notwithstanding, the Plan has been adopted on the express condition that the Plan will be considered by the Internal Revenue Service as qualifying under the provisions of Code Section 401(a), and the Trust will be considered as qualifying for exemption from taxation under Code Section 501(a). If the Internal Revenue Service determines that the Plan or Trust does not so qualify, the Plan shall be amended or terminated as decided by the Company.

14.14       Word Usage and Article and Section References

As used in the Plan, the masculine includes the feminine, the singular includes the plural, and the plural includes the singular, unless qualified by the context. Titles of Articles and Sections of the Plan are for convenience of reference only and are to be disregarded in applying the provisions of the Plan.

14.15       Effect of Mistake

In the event of a mistake or misstatement as to the age, eligibility, participation of an Eligible Employee, Vesting Service, the amount of contributions made by or on behalf of a Participant or the amount of distributions made or to be made to a Participant or Beneficiary, the Administrative Committee shall, to the extent it deems it possible, make the necessary adjustments (including, but not limited to, recoupment, reduction in benefit payments, offset of benefit payments or return of overpayments) to grant to such Participant or Beneficiary the credits or distributions to which he is properly entitled under the Plan.

IN WITNESS WHEREOF, this Plan is hereby adopted, effective as of January 1, 2008 to be signed this             day of                                    , 2008.

ROCKWOOD SPECIALTIES INC.

By: